                                                                      EXHIBIT 99

Latest News Release                                                  Page 1 of 3

[WILLIAMS LOGO]

================================================================================
07/28/00

================================================================================

                    WILLIAMS 2Q EARNINGS SOAR ON STRENGTH OF
                               ENERGY PERFORMANCE

TULSA -- Williams (NYSE: WMB) today reported unaudited second-quarter net income of $351.8 million, or 78 cents per share on a diluted basis. Segment profit from Williams' energy businesses more than doubled that of the same period last year, driven primarily by higher income from electric power activities and continued improvement in key energy markets. The consolidated results also include the previously reported 25 cents per share gain on a Williams Communications investment transaction.

During the second quarter of 1999, Williams reported net income of $18.1 million, or 4 cents per share on a diluted basis. Those results included an after-tax loss of approximately $35 million, or 8 cents per share, related to the sale of the company's conferencing business.

"We believe 2000 will be a landmark year for our energy businesses," said Keith
E. Bailey, chairman, president and chief executive officer. "The second-quarter energy results, led by a major series of successes in our energy marketing and trading area, were even better than those reported for the first quarter, which was a record for us. The positive momentum in the energy sector is continuing into the third quarter and, barring a significant deterioration of commodity margins, we anticipate continued strong performance over the balance of 2000.

"As our communications business reported yesterday, we are entering the stretch run in deploying the country's largest next-generation fiber-optic network, with completion scheduled for year end. Network revenues are growing, and the continuing expansion of our book of business further validates the demand for value-added broadband products and services.

"All of this combined to produce consolidated results that were well ahead of market expectations and, we believe, more fully reflect the earnings capacity of Williams," Bailey said. "We are obviously proud of our performance and more optimistic than at any time in our recent history about our potential."

For the first six months of 2000, Williams reported unaudited net income of $451.5 million, or $1.01 per share on a diluted basis. For the same period of 1999, Williams reported unaudited net income of $71 million, or 16 cents per share on a diluted basis.

Following is a summary of Williams' major business groups:

Gas Pipeline, which provides natural gas transportation and storage services through systems that span the United States, reported second-quarter 2000 segment profit of $215.2 million, compared with $175.4 million during the same period a year ago.

The increase in segment profit was primarily the result of approximately $64 million in reductions to rate refund liabilities that followed favorable rulings regarding regulatory proceedings, as well as the benefit of higher rates on the Transco system and the contribution of new project investments. Last

Latest News Release                                                  Page 2 of 3


year's second-quarter results included a favorable adjustment to rate refund liabilities of approximately $38 million.

For the first six months of 2000, segment profit was $412.5 million, compared with $362.2 million during the same period last year.

Energy Services, which provides a full spectrum of traditional and leading-edge energy products and services, reported second-quarter 2000 segment profit of $411.6 million, compared with $105.9 million during the same period a year ago.

Each business unit reported increased quarter-over-quarter segment profit. Energy Services' nearly 300 percent improvement for the quarter was led by a $256 million increase in segment profit from the energy marketing and trading business, resulting primarily from significantly higher electric power services margins from increased contract origination revenues, changes in forward power market prices and increased power trading volumes. In addition, Energy Services benefited from a 63 percent rise in natural gas liquids average prices over those for the same period last year, and from higher processing and refining volumes and margins.

For the first six months of 2000, segment profit was $616.7 million, compared with $231 million during the same period last year.

Communications, which includes a national fiber-optic network, single-source communications systems integration and multiple technology applications for businesses, reported second-quarter 2000 segment profit of $114.2 million, compared with a loss of $76.1 million during the same period a year ago.

Network's segment profit increased $186.7 million, reflecting approximately $251 million additional income from investments. Network revenues for the second quarter were 51 percent higher than the comparable period a year ago. Increased costs associated with constructing and staffing the network, in addition to servicing the growing customer base as business transitions to the completed network, more than offset the revenue increase. Income from investments includes a gain of approximately $215 million from the conversion of Williams' investment in Concentric Network for common stock of NEXTLINK Communications, Inc., pursuant to a merger of those companies in the second quarter.

Solutions' segment loss increased by $26.1 million, reflecting the impact of lower revenues from new systems sales and upgrades, and higher provision for bad debt expenses.

Strategic Investments' segment loss decreased by $34.1 million, due primarily to second-quarter 1999 charges of approximately $27 million pursuant to management's decision to sell certain network applications and conferencing businesses.

For the first six months of 2000, total segment profit for Communications was $44 million, compared with a loss of $127.6 million during the same period last year.

CONFERENCE CALL

Keith Bailey will discuss second-quarter earnings during a conference call scheduled for 10 a.m. Eastern on Friday, July 28. To participate, dial:

- Domestic: (800) 482-5519

- International: (303) 267-1002

Latest News Release                                                  Page 3 of 3


- Request "Williams Analyst Conference Call"

For replays available through the end of day Friday, dial:

- Domestic: (800) 625-5288

- International: (303) 804-1855

- Conference ID 750501

ABOUT WILLIAMS (NYSE: WMB)

Williams, through its subsidiaries, connects businesses to energy and communications. The company delivers innovative, reliable products and services through its extensive networks of energy-distributing pipelines and high-speed fiber-optic cables. Williams information is available at http://www.williams.com.

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.

FINANCIAL HIGHLIGHTS                                             [WILLIAMS LOGO]
(UNAUDITED)


                                                                          Three months ended          Six months ended
                                                                               June 30,                   June 30,
                                                                      -------------------------   --------------------------
(Millions, except per-share amounts)                                      2000         1999*          2000          1999*
                                                                      -----------   -----------   -----------    -----------
Revenues                                                              $   2,859.1   $   1,993.0   $   5,286.8    $   3,937.1
Income before cumulative effect of change in accounting principle     $     351.8   $      18.1   $     473.1    $      76.6
Cumulative effect of change in accounting principle                   $      --     $      --     $     (21.6)   $      (5.6)
Net income                                                            $     351.8   $      18.1   $     451.5    $      71.0
Basic earnings per common share:
  Income before cumulative effect of change in accounting principle   $       .79   $       .04   $      1.07    $       .17
  Cumulative effect of change in accounting principle                 $      --     $      --     $      (.05)   $      (.01)
  Net income                                                          $       .79   $       .04   $      1.02    $       .16
  Average shares (thousands)                                              443,778       435,052       443,331        433,580
Diluted earnings per common share:
  Income before cumulative effect of change in accounting principle   $       .78   $       .04   $      1.06    $       .17
  Cumulative effect of change in accounting principle                 $      --     $      --     $      (.05)   $      (.01)
  Net income                                                          $       .78   $       .04   $      1.01    $       .16
  Average shares (thousands)                                              448,617       441,746       448,361        439,382
Shares outstanding at June 30 (thousands)                                                             442,684        434,018


* Certain amounts have been restated to reflect fourth-quarter 1999 change in valuation method for certain non-trading crude oil and refined products inventories (See Note 1 of Notes to Consolidated Statement of Income).


                                                             SECOND QUARTER 2000

CONSOLIDATED STATEMENT OF INCOME                                 [WILLIAMS LOGO]
(UNAUDITED)


                                                                          Three months ended         Six months ended
                                                                               June 30,                  June 30,
                                                                        ----------------------    ----------------------
                (Millions, except per-share amounts)                       2000        1999*         2000        1999*
                                                                        ---------    ---------    ---------    ---------
REVENUES        Gas Pipeline                                            $   492.0    $   424.5    $   973.3    $   891.4
                Energy Services                                           2,456.9      1,368.2      4,427.4      2,509.5
                Communications                                              522.7        505.2      1,063.9      1,012.1
                Other                                                        33.4         23.8         66.8         30.0
                Intercompany eliminations                                  (645.9)      (328.7)    (1,244.6)      (505.9)
                                                                        ---------    ---------    ---------    ---------
                  Total revenues                                          2,859.1      1,993.0      5,286.8      3,937.1
                                                                        ---------    ---------    ---------    ---------
SEGMENT         Costs and operating expenses                              1,956.8      1,435.9      3,759.4      2,834.4
COSTS AND       Selling, general and administrative expenses                393.8        323.8        731.7        628.5
EXPENSES        Other expense - net                                          13.7         33.1         14.2         30.6
                                                                        ---------    ---------    ---------    ---------
                  Total segment costs and expenses                        2,364.3      1,792.8      4,505.3      3,493.5
                                                                        ---------    ---------    ---------    ---------
                General corporate expenses                                   20.9         16.6         40.3         33.5
                                                                        ---------    ---------    ---------    ---------
OPERATING       Gas Pipeline                                                215.2        175.4        412.5        362.2
INCOME (LOSS)   Energy Services                                             411.6        105.9        616.7        231.0
                Communications                                             (137.1)       (76.1)      (259.0)      (127.6)
                Other                                                         5.1         (5.0)        11.3        (22.0)
                General corporate expenses                                  (20.9)       (16.6)       (40.3)       (33.5)
                                                                        ---------    ---------    ---------    ---------
                  Total operating income                                    473.9        183.6        741.2        410.1
                                                                        ---------    ---------    ---------    ---------
                Interest accrued                                           (216.6)      (134.6)      (444.7)      (277.9)
                Interest capitalized                                         51.0         17.5         88.6         26.9
                Investing income                                            280.4          5.6        380.9         12.3
                Minority interest in (income) loss and preferred
                  returns of consolidated subsidiaries                        (.8)        (3.4)        13.0         (4.0)
                Other income (expense) - net                                  1.2         (1.1)         5.6           .2
                                                                        ---------    ---------    ---------    ---------
                Income before income taxes and cumulative effect
                  of change in accounting principle                         589.1         67.6        784.6        167.6
                Provision for income taxes                                  237.3         49.5        311.5         91.0
                                                                        ---------    ---------    ---------    ---------
                Income before cumulative effect of change in
                  accounting principle                                      351.8         18.1        473.1         76.6
                Cumulative effect of change in accounting principle          --           --          (21.6)        (5.6)
                                                                        ---------    ---------    ---------    ---------
                Net income                                                  351.8         18.1        451.5         71.0
                Preferred stock dividends                                    --             .9         --            2.5
                                                                        ---------    ---------    ---------    ---------
                Income applicable to common stock                       $   351.8    $    17.2    $   451.5    $    68.5
                                                                        =========    =========    =========    =========

EARNINGS        Basic earnings per common share:
PER SHARE         Income before cumulative effect of change in
                    accounting principle                                $     .79    $     .04    $    1.07    $     .17
                  Cumulative effect of change in accounting principle        --           --           (.05)        (.01)
                                                                        ---------    ---------    ---------    ---------
                  Net income                                            $     .79    $     .04    $    1.02    $     .16
                                                                        =========    =========    =========    =========

                Diluted earnings per common share:
                  Income before cumulative effect of change in
                    accounting principle                                $     .78    $     .04    $    1.06    $     .17
                  Cumulative effect of change in accounting principle        --           --           (.05)        (.01)
                                                                        ---------    ---------    ---------    ---------
                  Net income                                            $     .78    $     .04    $    1.01    $     .16
                                                                        =========    =========    =========    =========

* Certain amounts have been restated as described in Note 1 of Notes to Consolidated Statement of Income.

See accompanying notes.


                                                             SECOND QUARTER 2000

NOTES TO CONSOLIDATED STATEMENT OF INCOME                        [WILLIAMS LOGO]
(UNAUDITED)

1. BASIS OF PRESENTATION


     During first-quarter 2000, management of certain activities related to the marketing of products from the Alaska refinery were transferred from Energy Marketing & Trading to Petroleum Services. Prior year amounts for Petroleum Services and Energy Marketing & Trading have been restated to reflect the transfer of these operations.

     In fourth-quarter 1999, Williams conformed its accounting for all of its inventories of non-trading crude oil and refined products to the average-cost method or market, if lower, the method used for the majority of such inventories. Previously, certain of these inventories were carried on the last-in, first-out cost method. All previously reported results have been restated to reflect the retroactive application of this accounting change. The accounting change increased net income for the three and six months ended June 30, 1999, by $1.1 million and $3.7 million, respectively. Diluted earnings per share for the six months ended June 30, 1999, increased $.01 per share as a result of the accounting change.

     Segment profit of operating companies may vary by quarter. Based on current rate structures and/or historical maintenance schedules of certain of its pipelines, Gas Pipeline generally experiences lower segment profits in the second and third quarters as compared with the first and fourth quarters.

     Certain other amounts in the Consolidated Statement of Income for 1999 have been reclassified to conform to the current classifications.

2. SEGMENT REVENUES AND PROFIT (LOSS)

     Segment revenues and profit (loss) for the three and six months ended June 30, 2000 and 1999, are as follows:


                                         Three months ended June 30,
                                     Revenues         Segment Profit (Loss)
                              --------------------    --------------------
(millions)                       2000       1999*       2000        1999*
                              --------    --------    --------    --------
Gas Pipeline                  $  492.0    $  424.5    $  215.2    $  175.4
                              --------    --------    --------    --------
Energy Services:
  Energy Marketing
    & Trading                    967.5       376.6       268.8        13.2
  Exploration & Production        71.7        43.0        10.0         7.0
  Midstream Gas & Liquids        323.7       237.3        71.9        53.6
  Petroleum Services           1,094.0       711.3        62.4        34.8
  Merger-related costs and
   non-compete amortization       --          --          (1.5)       (2.7)
                              --------    --------    --------    --------
  Total Energy Services        2,456.9     1,368.2       411.6       105.9
                              --------    --------    --------    --------
Communications:
  Network                        146.3        96.7       161.0       (25.7)
  Broadband Media                 38.9        40.9        (8.6)       (4.2)
  Solutions                      339.3       359.4       (34.7)       (8.6)
  Strategic Investments           (1.8)        8.2        (3.5)      (37.6)
                              --------    --------    --------    --------
  Total Communications           522.7       505.2       114.2       (76.1)
                              --------    --------    --------    --------
Other                             33.4        23.8         5.1        (5.0)
Intercompany eliminations       (645.9)     (328.7)       --          --
                              --------    --------    --------    --------
Total Segments                $2,859.1    $1,993.0    $  746.1    $  200.2
                              --------    --------    --------    --------


* Certain amounts have been restated or reclassified as described in Notes 1 and 2.

                                        Six months ended June 30,
                                    Revenues          Segment Profit (Loss)
                              --------------------    --------------------
(millions)                      2000        1999*       2000        1999*
                              --------    --------    --------    --------
Gas Pipeline                  $  973.3    $  891.4    $  412.5    $  362.2
                              --------    --------    --------    --------
Energy Services:
  Energy Marketing
    & Trading                  1,572.8       731.7       343.0        55.2
  Exploration & Production       127.5        70.5        21.4        11.7
  Midstream Gas & Liquids        651.2       455.0       156.4       100.2
  Petroleum Services           2,075.9     1,252.3       100.1        70.7
  Merger-related costs and
   non-compete amortization       --          --          (4.2)       (6.8)
                              --------    --------    --------    --------
  Total Energy Services        4,427.4     2,509.5       616.7       231.0
                              --------    --------    --------    --------
Communications:
  Network                        276.9       216.8       102.7       (48.2)
  Broadband Media                 79.1        80.3       (14.6)       (9.9)
  Solutions                      712.5       699.9       (56.8)      (17.7)
  Strategic Investments           (4.6)       15.1        12.7       (51.8)
                              --------    --------    --------    --------
  Total Communications         1,063.9     1,012.1        44.0      (127.6)
                              --------    --------    --------    --------
Other                             66.8        30.0        11.3       (22.0)
Intercompany eliminations     (1,244.6)     (505.9)       --          --
                              --------    --------    --------    --------
Total Segments                $5,286.8    $3,937.1    $1,084.5    $  443.6
                              --------    --------    --------    --------

* Certain amounts have been restated or reclassified as described in Notes 1 and 2.


                                                             SECOND QUARTER 2000

NOTES TO CONSOLIDATED STATEMENT OF INCOME (CONTINUED)            [WILLIAMS LOGO]
(UNAUDITED)

2. SEGMENT REVENUES AND PROFIT (LOSS) (continued)

     Prior year amounts of Communications' operating segments have been restated to reflect first-quarter 2000 segment realignment.

     As a result of the assumption of investment management activities within the operating segments, the definition of segment profit (loss) was modified during first-quarter 2000 to include income (loss) from investments resulting from the management of investments in equity instruments. This income (loss) from investments is reported in investing income in the Consolidated Statement of Income. The prior year segment information has been restated to conform to the current year presentation. The primary components of income from investments included in segment profit (loss) are the gains from certain marketable equity securities (in Network) and the gain on the sale of investments in ATL-Algar Telecom Leste, S.A. (in Strategic Investments) (see Note 4).

     Based on Federal Energy Regulatory Commission and judicial rulings received in 2000 regarding regulatory proceedings, two of the gas pipelines made reductions to certain rate refund liabilities and related interest accruals totaling approximately $75 million, of which $63.8 million is included in Gas Pipeline's segment revenues and segment profit for second-quarter 2000. The balance of $11.2 million is included as a reduction of interest accrued.

     Energy Marketing & Trading's segment profit for second- quarter 2000 reflects a $255.6 million increase resulting primarily from significantly higher electric power services margins from increased contract origination revenues, changes in forward power market prices and increased power trading volumes.

     Based on second-quarter 1999 regulatory proceedings involving rate-of-return methodology, three of the gas pipelines made reductions to certain rate refund liabilities and related interest accruals totaling approximately $51 million, of which $38.2 million is included in Gas Pipeline's segment revenues and segment profit for second-quarter 1999. The balance is included primarily as a reduction of interest accrued.

     The following table reflects the reconciliation of operating income (loss) as reported in the Consolidated Statement of Income to segment profit (loss).

                              Three months ended June 30, 2000                  Three months ended June 30, 1999
                          Operating       Income                         Operating        Income
                           Income          from           Segment         Income           from             Segment
(millions)                 (Loss)       Investments     Profit (Loss)     (Loss)        Investments       Profit (Loss)
----------                 ------       -----------     -------------     ------        -----------       -------------
Gas Pipeline               $215.2         $   --          $215.2          $175.4           $   --            $175.4
Energy Services             411.6             --           411.6           105.9               --             105.9
Communications             (137.1)         251.3           114.2           (76.1)              --             (76.1)
Other                         5.1             --             5.1            (5.0)              --              (5.0)
                           ------         ------          ------          ------           ------            ------
Total segments              494.8         $251.3          $746.1           200.2           $   --            $200.2
                           ------         ------          ------          ------           ------            ------

General corporate
  expenses                  (20.9)                                         (16.6)
                           ------                                         ------

Total operating
  income                   $473.9                                         $183.6
                           ======                                         ======

                                Six months ended June 30, 2000                   Six months ended June 30, 1999
                          Operating       Income                         Operating        Income
                           Income          from           Segment         Income           from             Segment
(millions)                 (Loss)       Investments     Profit (Loss)     (Loss)        Investments       Profit (Loss)
----------                 ------       -----------     -------------     ------        -----------       -------------
Gas Pipeline               $412.5         $    -          $  412.5         $362.2         $   -              $362.2
Energy Services             616.7              -             616.7          231.0             -               231.0
Communications             (259.0)         303.0              44.0         (127.6)            -              (127.6)
Other                        11.3              -              11.3          (22.0)            -               (22.0)
                           ------         ------          --------         ------         -----              ------
Total segments              781.5         $303.0          $1,084.5          443.6         $   -              $443.6
                           ------         ------          --------         ------         -----              ------


General corporate
  expenses                  (40.3)                                          (33.5)
                           ------                                          ------

Total operating
  income                   $741.2                                          $410.1
                           ======                                          ======

3. ASSET IMPAIRMENT

    Included in second-quarter 1999 other expense-net within segment costs and expenses and Strategic Investments' segment loss are pre-tax charges totaling $26.7 million relating to management's second-quarter 1999 decision and commitment to sell certain audio and video conferencing and closed-circuit video broadcasting businesses. The $26.7 million charge consisted of a $22.8 million impairment of the assets to fair value based on the expected net proceeds of approximately $50 million and $3.9 million in exit costs consisting of contractual obligations related to the sales of these businesses. The sales were completed later in 1999 with an additional $1.7 million impairment charge recorded. These transactions resulted in an income tax provision of approximately $7.9 million, which reflects the impact of goodwill not deductible for tax purposes. Segment losses for the operations related to these assets for the three and six months ended June 30, 1999, were approximately $5 million and $9.1 million, respectively.


                                                             SECOND QUARTER 2000

NOTES TO CONSOLIDATED STATEMENT OF INCOME (CONTINUED)            [WILLIAMS LOGO]
(UNAUDITED)

4.  INVESTING INCOME

    In second-quarter 2000, Williams recognized a gain of $214.7 million resulting from the conversion of Williams' shares of Concentric Network Corporation's common stock into shares of NEXTLINK Communications, Inc.'s common stock pursuant to a merger of those companies in June 2000.

    Williams sold a portion of its investment in certain marketable equity securities for gains of $36.6 million and $68.1 million for the three and six months ended June 30, 2000, respectively.

    In a series of transactions during first-quarter 2000, Williams sold a portion of its investment in ATL-Algar Telecom Leste S.A. (ATL) for approximately $168 million in cash to SBC Communications, Inc., which became a related party in first-quarter 2000. This investment had a carrying value of $30 million. Williams recognized a gain on the sale of $16.5 million and deferred a gain of approximately $121 million associated with $150 million of the proceeds, which were subsequently advanced to ATL.

     In addition to those items noted above, investing income also includes interest income primarily related to short-term investments and notes receivable.

5. CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." Among other things, SAB 101 clarifies certain conditions regarding the culmination of an earnings process and customer acceptance requirements in order to recognize revenue. Prior to January 1, 2000, Solutions' revenue recognition policy had been to recognize revenues on new systems sales and upgrades under the percentage-of-completion method. A portion of the revenues on the contracts were initially recognized upon delivery of equipment with the remaining revenues under the contract being recognized over the installation period based on the relationship of incurred labor to total estimated labor. In light of the new guidance issued in SAB 101, effective January 1, 2000, Solutions changed its method of accounting for new systems sales and upgrades from the percentage-of-completion method to the completed contract method. The provisions of SAB 101 permit Solutions to treat this change in accounting principle as a cumulative effect adjustment consistent with rules issued under Accounting Principles Board Opinion No. 20. The cumulative effect of the accounting change resulted in a charge to first-quarter 2000 of $21.6 million (net of income tax benefits of $14.9 million and minority interest of $21 million). Solutions recognized $63.2 million and $201.4 million of revenue for the three and six months ended June 30, 2000, respectively, for contracts completed in 2000 which were previously reported under the percentage-of-completion method.

     Effective January 1, 1999, Williams adopted Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." The SOP requires that all start-up costs be expensed as incurred and the expense related to the initial application of this SOP of $5.6 million (net of a $3.6 million benefit for income taxes) is reported as the cumulative effect of change in accounting principle in first-quarter 1999.


                                                             SECOND QUARTER 2000

OPERATING STATISTICS                                            [WILLIAMS LOGO]
(UNAUDITED)

                                                           Three months ended           Six months ended
                                                                 June 30,                    June 30,
                                                         ---------------------        ---------------------
                                                          2000           1999          2000           1999
                                                         ------         ------        ------         ------
Gas Pipeline:
  Central
     Throughput (TBtu)                                    56.3           61.0          160.4          169.9
     Average daily transportation volumes (TBtu)            .6             .7             .9             .9
     Average daily firm reserved capacity (TBtu)           2.1            2.2            2.2            2.1

  Kern River Gas Transmission
     Throughput (TBtu)                                    74.1           73.7          153.4          151.8
     Average daily transportation volumes (TBtu)            .8             .8             .8             .8
     Average daily firm reserved capacity (TBtu)            .7             .7             .7             .7

  Northwest Pipeline
     Throughput (TBtu)                                   164.7          174.1          371.0          365.9
     Average daily transportation volumes (TBtu)           1.8            1.9            2.0            2.0
     Average daily firm reserved capacity (TBtu)           2.6            2.5            2.6            2.6

  Texas Gas Transmission
     Throughput (TBtu)                                   158.7          165.3          377.6          401.2
     Average daily transportation volumes (TBtu)           1.7            1.8            2.1            2.2
     Average daily firm reserved capacity (TBtu)           1.7            1.8            2.3            2.3

  Transcontinental Gas Pipe Line
     Throughput (TBtu)                                   416.0          379.1          905.1          835.8
     Average daily transportation volumes (TBtu)           4.6            4.2            5.0            4.6
     Average daily firm reserved capacity (TBtu)           6.2            6.2            6.4            6.1

Communications (at June 30):
  Network
     Planned route miles:
       Single fiber network route miles                                                9,700
       Other route miles wholly owned                                                 12,800
       Route miles under the asset defeasance program                                  3,300
       Route miles jointly owned                                                       1,300
       Route miles through dark fiber rights                                           6,800
                                                                                    --------
       Total planned route miles                                                     *33,900

     Planned retained fiber miles                                                    400,000
     Route miles in operation                                                         24,948         18,612
     Route miles lit                                                                  25,811         18,762
     Cable miles in the ground                                                        28,439         21,361

* Planned route miles are anticipated to total approximately 33,000 route miles by the end of 2000, with the remaining route miles to be completed by the end of first-quarter 2001.


                                                             SECOND QUARTER 2000

OPERATING STATISTICS (CONTINUED)                                 [WILLIAMS LOGO]
(UNAUDITED)

                                                                  Three months ended           Six months ended
                                                                        June 30,                    June 30,
                                                                ---------------------        ---------------------
                                                                 2000           1999          2000           1999
                                                                ------         ------        ------         ------
Energy Services:
  Energy Marketing & Trading
     Physical Trading
       Natural gas (Bcf/d)                                        3.3            3.2            3.6            3.7
       Power (GWh)                                             23,903         17,122         49,580         28,604

  Exploration & Production
     Natural gas production (TBtu)                               15.5           14.2           32.3           26.7

  Midstream Gas & Liquids
     Field Services
       Gathering volumes (TBtu)                                 513.1          540.7        1,040.2        1,070.6
       Processing volumes (TBtu)                                139.1          130.4          284.0          268.0
       Natural gas liquids sales (million gallons)              287.3          165.2          562.2          338.6
     Natural Gas Liquids Pipeline
       Barrel miles - total system (billions)                    35.3           34.3           71.5           65.6
       Mid-America Pipeline deliveries (million barrels)         67.0           68.2          138.2          136.5
       Seminole Pipeline deliveries (million barrels)            26.0           24.6           50.7           45.1
       Rocky Mountain Extension deliveries (million barrels)     11.7            9.1           21.8           15.2

  Petroleum Services
     Petroleum Products Pipeline
       Shipments (million barrels)                               57.5           57.0          108.4          104.9
       Barrel miles (billions)                                   18.7           16.4           31.9           30.6
     Ethanol sales (million gallons)                             53.3           48.6          108.2           89.1
     Refining (crude runs)
       Memphis (MBPD)                                           156.2          141.0          149.5          132.1
       North Pole (MBPD)                                        185.3          185.7          188.3          177.1
     Retail locations
       Average monthly gasoline and diesel
         sales per store (thousand gallons)                     243.4          194.2          237.5          186.8
       Average number of stores                                   273            259            273            258


                                                             SECOND QUARTER 2000